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                                                                    Exhibit 4.18

                     [Translated from the Chinese original]

                                   ----------

                         DOMAIN NAME TRANSFER AGREEMENT

                                   ----------

                                     BETWEEN

                        STOCKSTAR INFORMATION TECHNOLOGY
                              (SHANGHAI) CO., LTD.

                                       AND

                       SHANGHAI MEINING COMPUTER SOFTWARE
                                 COMPANY LIMITED

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This Domain Name Transfer Agreement is entered into as of October 30, 2006 by and between the following two parties in Shanghai, China.

PARTY A(TRANSFEREE): SHANGHAI MEINING COMPUTER SOFTWARE COMPANY LIMITED
Address: 15/F, No.288 Anfu Road, Shanghai, China

PARTY B(TRANSFEROR): STOCKSTAR INFORMATION TECHNOLOGY (SHANGHAI) CO.,LTD
Address: No. 79, Building B, Pudong Software Park, No. 498, Guoshoujing Road, Zhangjiang, Shanghai, China

Either above-mentioned Party is refered to hereunder as "Party", or collectively referred to as "Parties".

WHEREAS:

Party A is a company legally incorporated and validly existing within the territory of People's Republic of China, specializing in providing Internet information services and selling computer hardwares in China (the "Operation"); Party B is a wholly-foreign owned company legally incorporated and validly existing within the territory of People's Republic of China; Party B agrees to fully transfer to Party A, and Party A agrees to be fully transferred Party B owned Domain Names of www.stockstar.com, www.stockstar.com.cn, and other Domain Names with access to the website of "Stockstar".

NOW THEREFORE, through mutual consultation, as to the full transfer of the aforesaid Domain Names, the parties agrees as follows:

1. Party B transfers to Party A Domain Names of www.stockstar.com, www.stockstar.com.cn, and other Domain Names with access to the website of "Stockstar", owned by Party B.

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2. Party B is obliged to assist Party A in contacting relevant organizations to deal with issues in connection with the Transfer of the Domain Names. The annual registration fees of the Domain Names after the Transfer shall be borne by Party A, and expenses incurred from the transfer registration procedures shall be borne by Party A;

3. Party B warrants that it is the registered owner of the aforesaid Domain Names, and warrants the Domain Names transferred herein are valid domain names, and no any third party has the ownership of such Domain Names.

4. The Transfer Fee for the Transfer of rights of the Domain Names of "Stockstar" shall be RMB 1 yuan, which shall be paid in cash by Party A within five days after the effectiveness of this Agreement.

5. After the effectiveness of this Agreement, without the consent of Party B, Party A shall not transfer the aforesaid Domain Names, nor enter into any agreement of the same kind with any third party.

6. INDEMNIFICATION

If any Party herein fails to conform to the relevant obligations hereunder and causes losses to the other Party herein, such defaulting Party shall provide full and effective indemnifications to the other Party; if such default leads to the failure of cooperation, the other Party has the right to terminate this Agreement. The losses suffered by the defaulting Party shall be borne by itself.

7. FORCE MAJEURE AND CIRCUMSTANCES CHANGE

At any time prior to the completion of the Transfer, in the event of any major changes in politics, economics, finance, laws, and other aspects, and such major changes have made or may make material adverse effect on the Transfer, the Parties may decide to hold off or terminate this Agreement. Neither Party will bear any liability of breaching this Agreement.

8. LIABILITY OF TERMINATION

(1) In the event of following circumstances, either Party is entitled to issue written notice to the other party to terminate its obligations hereunder:

          a. one Party violates or fails to perform the obligations hereunder in accordance with this Agreement;


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          b. one party makes false or misleading acknowledgements, warranties and undertakings in this Agreement, leading to the failure to be fulfilled.

(2) If this Agreement is terminated in accordance with Item (1) of this Article or Article 7 herein, the liabilities of relevant Parties hereunder are terminated accordingly. However, such termination will not affect any right or claim which has been formed, nor will affect the liabilities required to be borne in accordance with the acknowledgements, warranties, undertakings and indemnifications made in this Agreement.

9. DISPUTE RESOLUTION

     (1) Any dispute, issue or demand arising from this Agreement, or its interpretation, violation, cancellation or effectiveness or in connection herewith, shall be settled first through mutual friendly consultation; such consultation shall began immediately after one Party has delivered to the other Party a written request for such consultation. If the dispute cannot be settled through consultation within thirty days after such notice is given, any disputing Party may request and notify the other Party to submit the dispute for arbitration.

     (2) The dispute shall be submitted to Shanghai Branch of China International Economic and Trade Arbitration Committee to be arbitrated in Shanghai in accordance with the arbitration rules then in force.

     (3) The arbitral award shall be final, and binding upon the Parties. Unless otherwise specified in the arbitral award, the arbitration fees shall be borne by the losing Party.

10. MODIFICATION

Party A and Party B shall exercise strictly this Agreement upon the effectiveness of this Agreement. Any modification to this Agreement shall become effective only after a written agreement through mutual consultations of the Parties, and after Party A and Party B have obtained necessary authorization and approval respectively.

11. EFFECTIVENESS OF THIS AGREEMENT


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This Agreement will become effective upon the execution by the legal representative or authorized representative of Party A and Party B, and supersede all prior relevant agreements and documents signed by the Parties.

12. COUNTERPARTS

This Agreement executes in duplicate; Party A and Party B shall hold one counterpart, and either counterpart has same legal force.

            (The remainder of this page is intentionally left blank)


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(Signature Page, No Body Text)

PARTY A(TRANSFEREE): SHANGHAI MEINING
COMPUTER SOFTWARE COMPANY LIMITED


/s/ Company seal
----------------------------------------
Authorized Representative:


PARTY B(TRANSFEROR): STOCKSTAR
INFORMATION TECHNOLOGY (SHANGHAI) CO.,
LTD


/s/ Company seal
----------------------------------------
Authorized Representative:


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